EXHIBIT 7(c)(ii)




         AGREEMENT FOR THE ASSIGNMENT AND TRANSFER OF QUOTAS

This Agreement, executed the dates and places hereunder indicated, by and between RUCKER HOLDINGS CORPORATION, a company duly organized and validly existing under the laws of the British Virgin Islands, with registered office at Omar Hodge Building, Wickham's Cay, Road Town, Tortola, BVI, herein duly represented by its attorney in fact, Mrs. Isabel Cristina Cioffi da Silva, Brazilian citizen, resident e domiciled in the city of Sao Paulo, at Av. Cidade Jardim 400/17th floor, bearer of the I.D. cart nr. 14.484.790, and registered in CPF under the nr. 164.686.128-02, according to the Power of Attorney granted in 04.24.96, which is duly notarized and consularized in the Brazilian Consulate, and translated by a sworn translator, and registered in the 4th Notary under the nr. 2334260, as of 06.03.96 (hereinafter referred to as the 1st. ASSIGNOR); TEODORO HENRIQUE DA SILVA, a Brazilian citizen, resident and domiciled in the city of Sao Paulo, SP, Brazil, at Rua Ribeirao Branco 333, Vila Oratorio, bearer of the I.D. card nr. SSP/SP 2.499.488, and registered in CPF under the nr. 608.679.578-91 (hereinafter referred to as the 2nd. ASSIGNOR) (both 1st and 2nd. ASSIGNORS, when together, referred to as the ASSIGNORS); and BRAZIL FAST FOOD CORP, a company duly organized and validly existing under the laws of the State of Delaware, having its head office at 15 East North Street, Dover, State of Delaware, United States of America, and executive head office in Rio de Janeiro, RJ, at Praia do Flamengo 200/22th. Floor, herein duly represented by its Directors, Mr. PIETER J. F. van VOORST VADER, Dutch, businessman, resident and domiciled in the city of Rio de Janeiro, RJ, Brazil, with offices at Praia do Flamengo 200/22th. floor, bearer of the I.D. card nr. RNE W 226066-9, and registered in CPF under the nr. 960372617-68, and ROGERIO CARLOS LAMIM BRAZ, Portuguese, businessman, resident and domiciled in the city of Rio de Janeiro, RJ, Brazil, with offices at Praia do Flamengo 200/22th. floor, bearer of the I.D. card nr. 1014437 SRE, and registered in CPF under the nr. 718.510.627-34 (hereinafter referred to as the ASSIGNEE); and, as INTERVENOR, THEODORO HENRIQUE DA SILVA JUNIOR, Brazilian citizen, resident and domiciled in the city of Sao Paulo, SP, Brazil, at Rua Ribeirao Branco nr. 333, Vila Oratorio, bearer of the I.D. card nr. SSP/SP 14.484.789-9, and registered in CPF under the nr. 164.686.158-28.

                            I - PREMISES

I.1. The ASSIGNORS are the lawful and sole owners of 100,000 (one hundred thousand) quotas, divided into 99,001 (ninety nine thousand and one) quotas for the 1st. ASSIGNOR and 999 (nine hundred ninety nine) quotas for the 2nd. ASSIGNOR, all of them representing 100% (one hundred percent) of the total paid in capital of BIGBURGER GOIANIA LANCHONETES LTDA.., a company duly organized and validly existing under the laws of the Federative Republic of Brazil, with its head office in the city of Goiania, GO, at Av. Dep. Jamel Cecilio nr. 3.300, Flamboyant Shopping Center, sector Jardim Goias, stores T-15, T-17, T-23 and T-29, at the Third Pavement Plaza Square, enrolled in the Brazilian General Taxpayers Registry (CGC) under the nr. 02.693.331/0001-80 (the Company);

I.2. The 1st. ASSIGNOR has acquired the Quotas from the Company's controllers in May 9th, 1996, 1996, but it is not willing and have no experience in running a company in Brazil;

I.3. The ASSIGNEE is a public North-American company, being the controller of a company, in Brazil, which is the second biggest chain of fast-food in that country;

I.4. The ASSIGNEE is interested in expanding its operation in Brazil, through the acquisition from the ASSIGNORS of all of the Quotas, provided all the rules established in the Company's by-laws are duly observed, according to the price and conditions herein set forth;



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I.5.  The ASSIGNORS are deeply interested in selling all of the Quotas to the
      ASSIGNEE, according to the provisions herein agreed and established;


IT HAS NOW BEEN AGREED THE FOLLOWING, ACCORDING TO THE PREMISES ABOVE EXPOSED:


                           1.  THE OBJECTS

1.1  The objects of this Contract are:

  a) The assignment and transfer, by the ASSIGNORS, and the respective acquisition, by the ASSIGNEE, of the Quotas, which are free of any liens and encumbrances, liabilities or any other obligations, including whatever rights there may exist, relative to the Quotas, and not expressly mentioned hereby; and

  b) The full commitment of the ASSIGNORS and the INTERVENOR, to hold harmless the ASSIGNEE regarding any debt, superveniences, misrepresentation or breach regarding the Company or the previous management, carried out in the Company, and related to any act or fact practiced by the ASSIGNORS and/or the INTERVENOR, in the position of the Company's administrators, previously to this date.



         2. THE ASSIGNMENT, THE TRANSFER AND THE ACQUISITION

2.1 In such way as they legally own the Quotas, without any opposition and/ or onus, and in accordance to their respective participation in the Company, the ASSIGNORS assign and transfer the totality of their Quotas to the ASSIGNEE, which acquire them, by the total and fixed price of US$ 520,000.00 (five hundred and twenty thousand American dollars), to be paid as follows:

     a) US$ 120,000.00 (one hundred and twenty thousand American dollars), is fully paid in this date, at sight, in Brazilian currency (Reais), equivalent to R$ ---, according to the commercial exchange rate, informed by the Central Bank of Brazil, in ---. According to the instructions given by the 1st ASSIGNOR, and accepted by the 2nd ASSIGNOR, this parcel of the Price is fully paid in this date, at sight, through a bank transfer, to the account nr. 0721042006-2, of the Banco Sudameris do Brasil, Branch 0713, belonging to the 2nd ASSIGNOR, reason why both ASSIGNORS give to the ASSIGNREE the fully, irrevocable and irrepealable acquitance, concerning such payment of such parcel of the Price.

     b) US$ 400,000.00 (four hundred thousand American dollars) through the deliverance of 80,000 (eighty thousand) shares of common stock issued by the ASSIGNEE (the Shares), to be delivered to the 1st ASSIGNOR, with the acceptance of the 2nd ASSIGNOR, and according to the following stipulations:

        b.1) 62.50% (sixty two point five zero percent), equivalent to US$ 250,000.00 (two hundred fifty thousand American dollars), at sight, through the deliverance of 50,000 (fifty thousand) Shares to the 1st ASSIGNOR, in this act, with the acceptance of the 2nd ASSIGNOR, reason why both ASSIGNORS give to the ASSIGNEE the fully, irrevocable and irrepealable acquitance, concerning such payment of such parcel of the Price.

        b.2) 37.50% (thirty seven point five zero percent) of the parcel referred to in letter "b" above, equivalent to US$ 150,000.00 (one hundred fifty thousand American dollars), through the deliverance of 30,000 (thirty thousand) Shares to the 1st


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              ASSIGNOR, with the acceptance of the 2nd ASSIGNOR. The 1st
              ASSIGNOR returns, in this act, the Certificates related to this portion of the Price, to the ASSIGNEE, as a pledge for the guarantee to the warranties and representation referred to in clause 6.1., as well as the declaration stated by the ASSIGNORS, who agree to have this parcel of the Price pledged to the ASSIGNEE as the guarantee above mentioned. The Pledge shall include any and all dividends, bonus, splits and any advantage related to the Shares herein pledged, and shall be for a term of 1 (one) year, after which, in accordance to subclause c hereunder, the ASSIGNEE shall have the Certificates returned to the 1st ASSIGNOR, or to any third party appointed by it, in writing. Messrs. Pieter J. F. van Voorst Vader and Roge rio Carlos Lamim Braz (the Bailees) are made depositories of the 86,000.00 (eighty six thousand) shares mentioned in the present item and shall return them to the ASSIGNORS, in hands of the 2nd ASSIGNOR, or any third party appointed by him, in writing, provided all of the conditions hereunder expressed in item c below are totally met, under penalty of prison as determined by the Brazilian Law. The deliverance of the Shares to the 2nd ASSIGNOR, or to any third party appointed by him, shall be evidenced by a discharge and release document, to be executed by the ASSIGNORS in favor of the Bailees, releasing both Bailees from their obligation, as set forth herein. Such document may be executed either by the 1st or the 2nd ASSIGNOR, separately, being understood that the signature of any of the ASSIGNORS shall be enough and legally satisfactory to discharge the Bailees from their commitment, as herein undertaken.

     c) It is clearly understood that once the period of 1 (one) year, above agreed by the parties in letter "b.2", have reached its final term, and in the case there has not been and does not exist any breach by the any of the ASSIGNORS, either related to the representation or to any obligation herein undertaken by the ASSIGNORS, or debts of any kind related to the previous management, carried out in the Company before this date, the Bailees shall immediately deliver to the 2nd ASSIGNOR, or to any third party appointed by him, in writing, the respective Certificates, evidencing the transfer of the shares as described in the precedent letter "b.2". Nevertheless, it is also understood and agreed that the period of time of 1 (one) year, above mentioned, is not related and does not intend to refer to any of the prescription terms hereunder established, or determined by the law, but only to guarantee the ASSIGNEE for a short period of time. The ASSIGNORS shall remain, jointly and severally, as personal guarantors of all the obligation and duties during all the terms foreseen in the respective laws and local legislation, regarding the Company.

     d) The ASSIGNORS herein declare and represent that they are acquiring the Shares from the ASSIGNEE for investment and not with a view to their public distribution.

     e) In order to satisfy the U.S. Securities Act of 1933, the Shares shall have placed with a legend, as follows: "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the company's counsel that registration is not required under said Act."

     f) The ASSIGNEE undertakes to have the Shares related to letters "a" and "b" above included in a registration statement to be filed by the ASSIGNEE with the US Securities and Exchange Commission (the SEC) under the Securities Act of 1933 no later than 20 (twenty) business days, as from the execution of this Agreement, and following such registration to exert ASSIGNEE's best efforts to cause the SEC to declare such registration statement effective at the earliest possible time.


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2.2.    The ASSIGNORS hereby undertake and declare themselves jointly and severally fully committed to give full, irrevocable and irreparable acquittance, concerning the payment of any of the parcels of the Price, when done, and to declare not to have anything else to charge, receive, complain or demand to or against the ASSIGNEE, at any title, under any reason, regarding the portion of the Price already paid. The ASSIGNORS grant to each other reciprocal powers to receive any parcel of the Price and to give the respective acquittance, being understood that the acquittance given by any of the ASSIGNORS shall to oblige both ASSIGNORS before the ASSIGNEE.

2.3 The parties execute, in this date, the amendment to the Articles of Incorporation of the Company, transferring and assigning all of the Quotas to the Assignee. Such amendment shall be immediately filed before the Board of Trade of the respective State.

2.3. The ASSIGNORS acknowledge that any verification of capital gain, and the payment of any eventual income tax, are under their sole responsibility.


                  3. THE ASSIGNORS' REPRESENTATIONS

3.1. The ASSIGNORS represent and warrant to the ASSIGNEE, under the law penalties, that:

I. The 1st. ASSIGNOR is a private company, duly organized and validly existing under the laws of the British Virgin Islands, having all its acts and registers duly filed, as well as all the authorization necessary to the assignment and transfer of the Quotas, as well as the due approval of its Board of Directors;

II. The Company is a limited liability company, duly organized and validly existing under the laws of the Federative Republic of Brazil, in normal function, with all legal documents duly filed before the respective authorities, whose Articles of Incorporation are duly filed before the Board of Trade of the State of Goias, and registered under the nr. 52.200.300.167, as of 08.31.81, and its last amendment to the articles of incorporation, dated of 09.05.96, is under examination in the same Board of Trade, having the protocol for file nr.96/037543-0, dated 05.23.96. The total paid in capital, in June 4th , 1996, is R$ 100,000.00 (one hundred thousand reais), divided into 100,000 (one hundred thousand) quotas, each one with an individual face value of de R$ 1,00 (one real);

III. The ASSIGNORS, each representing related to their respective participation in the Company, are the true, lawful and sole owners of the Quotas, which are totally free of any liens and encumbrances, liabilities or any other obligations, and the ASSIGNORS have the total free disposal of such Quotas;

IV. There is no restriction which may prevent the assignment and transfer, by the ASSIGNORS, of the Quotas, nor which may restraint the ASSIGNORS' right of disposing of such Quotas, herein assigned to the ASSIGNEE, being understood that this Contract does not harm or collide with any other statutory disposition of the 1st. ASSIGNOR, or any agreement executed by any of the ASSIGNORS with third parties;

V. There is no other document or Quotaholders Agreement, which may restraint the free circulation of the Quotas, as well and the ASSIGNORS do not have any debt to the Company or any credit against the Company;

VI. The ASSIGNORS do not have any claim against the Company, nor any right to demand, plead or litigate concerning its participation in the Company, being understood that, in the case any such right or expectancy of right and/or credit arises from any unknown or undisclosed information, such right or expectancy of right and/or credit is herein assigned to the ASSIGNEE, as a part of this Agreement;



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VII.    In this date, there is no deliberation and/or commitment which may implicate in the issuance, by the Company, of new Quotas, or the configuration of any option for future Quotas subscription, either in benefit of the any of the ASSIGNORS, or in benefit of third parties;

VIII. All the Company's administrators who represent the ASSIGNORS' interest in it resign, collectively, in this act, giving to the Company the ASSIGNEE the fully, irrevocable and irrepealable acquitance, concerning the period the administrators acted in the Company, declaring not to have anything to receive, complain or request from the Company, under any title or reason;

IX. All powers of attorney granted by the ASSIGNORS are revoked as of this date;

X. Both the ASSIGNORS give to the Company full acquittance for the period of time the ASSIGNORS participated in it as quotaholders, declaring, also, that they have always voted in favor of the Company's interests, whenever they have been convoked to do it;

XI. The 1st. ASSIGNOR is in good standing, and there is no legal procedures or fact which may put in danger or weaken its financial health and/or its commercial credibility, or even which may cause any harm or damage to this transaction;

XII. There is no legal procedures or fact which may put in danger or weaken the 2nd ASSIGNOR's financial health and/or commercial credibility, or even which may cause any harm or damage to this transaction;

XIII. All of the verification and declaration are based on the Balance Sheet of the Company prepared in Dec. 31st, 1995, as well as in the Balance as of April 30th, 1996, which become part of this Contract, as Exhibits 1 and Exhibit 2;

XIV. The Company's Balance Sheet prepared in Dec. 31st, 1995 does present the financial situation of the Company in that date, and has been prepared according to the Brazilian GAAP;

XV.     There has not been, between the date of the Balance prepared in
        04.30.96 and the present date, any substantial alteration in the Company's business or activities;

XVI. All of the Company's social documents and fiscal book are regularly opened and duly accounted, according to the legal requirements;

XVII. All of the assets and rights which belong to the Company do physically exist, having been suitable amortized or depreciated, if the case, or there has been constituted the due provision, necessary to face any eventual loss in the liquidation of credits, being, therefore, converted in cash by its accounted value, except for the provision stated in clause 3.2;

XVIII. All of the assets physically located in the Company's stores belong to the Company, except for any eventual free loan for use (comodato) of any equipment belonging to third parties, and all of them are duly accounted and fully paid, not existing any dispute of any nature related to such assets, except for the provision of clause 3.2.;



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XIX.    All of the assets and rights which belong to the Company are free from any liens or encumbrances;

XX. The ASSIGNORS do not know about the existence of any due taxes, contributions, charges or any other duty for which the Company has not created a suitable provision

XXI. The Company has materially observed and accomplished with all of the laws and rules applicable to the running of its business;

XXII. The Company has, in this date, 39 (thirty nine) employees, under the FGTS regime;

XXIII. All of the social, commercial, fiscal and labor obligation of the Company are updated and not in delay, and there is not any suits, execution and/or labor proceedings against the Company, administrative and/or judicial procedures, in any court or jurisdiction, except for those related in Exhibit 3

XXIV. There is no legal or contractual impediment or obstruction for the regular functioning of the Company, including all of the rules related to urban occupation and environmental protection. Also, all the stores operated by the Company have all the licenses and documents required for their regular operation;

XXV.    The Company is not surety and/or guarantor of any person or company;

XXVI. All of the revenues, wages, additional of any kind, payment for overtime, deposits in FGTS and indemnification have been paid in time;

XXVII. There is no Federal, State or Municipal examination in course in any of the stores of the Company, or in the Company itself, and the ASSIGNORS do not know about any legal suit which is to be proposed against the Company;

XXVIII. There is no infraction record or penalty applied to the Company, related to any of the Company's stores, except for those related in
        Exhibit 4;

XXIX. All of the necessary authorization for the regular function of the stores were obtained in time;

XXX. All of the taxes, contributions and charges related to the stores operated by the Company were paid in time, except for those related in Exhibit 5;

XXXI. All of the values and amounts related to rental or lease agreements, concerning the real state used by the stores which are operated by the Company, including the charges and taxes, have been paid in time, and, therefore, there is no debt concerning these values or amounts;

XXXII. They are acquiring the Shares from the ASSIGNEE for investment and not with a view to their public distribution, except (i) pursuant to a current registration statement under the U.S. Securities Act of 1933, as amended, covering the Shares; or (ii) pursuant to an available exemption from registration under such Act;

XXXIII. There is no agreement or contract, either written, oral or tacit, executed between the Company and any other soft drink company than the ones which supplies Coca-Cola to the Company.



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3.2.    The parties declare their knowledge to the fact that concerning the representations which are direct or indirect related to the Company's Balances of Dec. 31st, 1995 and April 30th, 1996, there may be an inexactness with reference to the accounting of the physical situation and value of the assets belonging to the Company, which, however, exist in fact and under the law.



                  4. THE ASSIGNEE'S REPRESENTATIONS

4.1. The ASSIGNEE represents and warrants to the ASSIGNORS, under the law penalties, that:

     I. it has all the corporate authorizations necessary to carry on with this Contract and to issue the Shares to the ASSIGNORS, which does not harm or collide any statutory or corporate disposition, nor any agreement, executed with third parties;

    II. it is totally economical and financial capable to contract all the obligations herein established, as well as to have them accomplished, in time.



         5 - THE AMENDMENT TO THE ARTICLES OF INCORPORATION

5.1 The parties execute, together with this Contract, an amendment to the Articles of Incorporation of the Company, through which the ASSIGNORS assigns and transfer 99.9% (ninety nine point nine percent) of the Quotas to the ASSIGNEE, and 0.1% (zero point one percent) to any third party appointed by the ASSIGNEE, according to the provisions of the law.

5.2. The Amendment to the Articles of Incorporation of the Company shall be filed before the Board of Trade of the State of Goias.

5.3. The ASSIGNORS agree to execute, at first request and in due time, any and all additional documents which may be necessary for the assignment and transfer of the Quotas to the ASSIGNEE, according to this Contract.



                         6.  INDEMNIFICATION

6.1. The ASSIGNORS and the INTERVENOR declare themselves severally and jointly responsible for all the representations expressed in this Contract, as well as for all the acts and facts practiced by the ASSIGNORS and/or the INTERVENOR, occurred up to this date, undertaking, furthermore, as GUARANTORS, to hold harmless and to indemnify the ASSIGNEE for all the losses or payments the ASSIGNEE may suffer or be compelled to do, or due to any debt or responsibility related to any fact or act that the ASSIGNORS or the INTERVENOR may have practiced, neglected or omitted, or even due to a consequence of any inexactness verified or, also, due to any obligation previously undertaken by the Company, or any superveniences, everything either reflected or not in the accountancy of the Company, including any under evaluated liabilities, being understood that all the responsibilities herein undertaken by the ASSIGNORS and the INTERVENOR regards only to the acts practiced by them in the period precedent to the date of the execution of this Agreement, and also that:

             6.1.1. The obligation of indemnification, herein undertaken by the ASSIGNORS and the INTERVENOR, according to clause
                    6.1. above, shall last for a period of 5 (five) years, regarding the taxes and labor issues and proceedings, and for legal prescription terms all other obligation, all of them as from this date. The rule herein established in this subclause 6.1.1. includes all of the legal proceedings already in course, as listed in
                    Exhibit 3



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             6.1.2. Any amount due according to clause 6.1. shall be informed to the any of the ASSIGNORS or to the INTERVENOR, at the ASSIGNEE's choice, by means of fax transmittal, with confirmation of transmission, or a simple letter, with confirmation of reception, and shall be paid, by the ASSIGNORS or the INTERVENOR, within the unsurpassable term of 7 (seven) days, as from the reception of the notification above mentioned. In the case of delay, by the ASSIGNORS or the INTERVENOR, of the payment herein established, it shall be added 10% (ten percent), as compensatory fine, to the amount due by the ASSIGNORS and the INTERVENOR, plus interests at a rate of 1% (one percent) per month.

             6.1.3. In the case any governmental authority or third parties initiate any administrative or judicial proceeding against the Company, or decide to collect any amount or to demand any right against the Company, risen due to any act, fact or omission occurred during the management carried out in the Company, either by the ASSIGNORS or by the INTERVENOR, the ASSIGNEE shall notify one of the ASSIGNORS or the INTERVENOR, at its choice, by means of a fax, with the confirmation of transmission, or or simple letter, with confirmation of reception, within suitable time, in order to allow the ASSIGNORS or the INTERVENOR to follow closely such events, as well as the verification of the respective responsibilities, and also to take the necessary steps they may understand, including for the purpose of appointing a counsel for such attendance, in order to have their rights and interests protected, due to their obligation in indemnifying the ASSIGNEE, as established in clause 6.1. and according to the rules of subclauses 6.1.3.1.,
                    6.1.3.2. and 6.1.3.3. In the case the ASSIGNEE does not obey to the rules herein determined, related to its obligation in notifying one of the ASSIGNORS or the INTERVENOR regarding any administrative and/or judicial proceeding, according to this subclause 6.1.3, then the ASSIGNORS and the INTERVENOR shall not be obliged to face the obligation of indemnifying the ASSIGNEE, concerning the amounts related to such proceedings.

          6.1.3.1. The ASSIGNORS and/or the INTERVENOR may take upon the responsibility regarding the Company's interests, at their own and sole expenses, in the case of any proceedings against the Company, regarding this clause 6 and its subclauses, up to the final solution of the dispute, being understood that the ASSIGNORS and the INTERVENOR are full responsible to offer all the guarantees it may be requested to protect the Company's interests and to allow its defense, either in the administrative or in the judicial fields.

          6.1.3.2. In the event the ASSIGNORS and/or the INTERVENOR decide to take upon the responsibility of defending the Company up to the final solution of the dispute, the ASSIGNEE shall permit their access to all the books and documents, necessary to the elaboration of the defense of the case. In such case, the ASSIGNEE shall have the right to demand from the ASSIGNORS and/or the INTERVENOR to guarantee, jointly and severally, the timely payment of the debt, if and when necessary, according to the law, as a condition to suspend, up to the final decision of the respective legal proceeding, the joint and several responsibility of the ASSIGNORS and/or the INTERVENOR, as established in clause 6. In that hypothesis, there will be no compensation, as determined in such clause
                    6.2 below.

          6.1.3.3. The ASSIGNORS and/or the INTERVENOR shall notify the ASSIGNEE, , by means of fax transmittal, with confirmation of transmission, or simple letter, with confirmation of reception, about their decision in taking upon the defense of the proceedings mentioned in clause 6.1.3.2. above, within the term of 72 (seventy



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                    two) hours, as from the reception of the notification
                    herein above mentioned in subclause 6.1.3, excluding Saturdays, Sundays and holidays, provided such excluded days are not part of the legal term granted to the Company to present its defense. The absence, by the ASSIGNORS and/or the INTERVENOR, in answering such notification, shall be interpreted as their abdication in exercising such right.

6.2. The parties agree that the ASSIGNEE is duly authorized to proceed to the compensation of all and any payment it may be compelled to make, due to the existence of any debt, including, but not limiting, to taxes, contribution, charges, social, commercial, fiscal, corporate or labor obligations, which are or should be under the ASSIGNORS and/or the INTERVENOR responsibility, by means of not delivering the balance of the Shares, given by the ASSIGNORS to the ASSIGNEE, as a Pledge, according to this Contract. In such case, the ASSIGNEE may proceed with the execution of the guarantee, including any and all dividends, bonus, splits or advantages related to the Shares, without any notice to the ASSIGNORS, within the conditions of this Contract. If the deduction is not enough to cover the undue payment made by the ASSIGNEE, then the ASSIGNORS and/or the INTERVENOR shall pay to the ASSIGNEE the remaining difference. Such compensation will only take place in case the ASSIGNORS and/or the INTERVENOR do not comply with their indemnity obligation in the terms provided for in this clause 6.




    7 - THE ABDICATION TO THE MANDATES AND THE REVOCATION OF THE
                         POWERS OF ATTORNEY


7.1. The ASSIGNORS hereby declare that all the Company's administrators renounce to their mandates.

7.2. The ASSIGNORS present, in this act, the revocation of all the powers of attorney granted to third parties by the Company, as Exhibit 6.



                         8 - NON COMPETITION

8.1 The ASSIGNORS and the INTERVENOR undertake not to act in Brazil, either by themselves, or through third parties, individually, personally or by means of incorporation of any company or participation in the capital of any company, at any title, for any reason, for term of 5
      (five) years, as from the execution of this Contract, in any business related to the trade concerning the hamburger fast-food system. Such prohibition does not include the participation, by the ASSIGNORS and/or the INTERVENOR, in the capital of the ASSIGNEE.

             8.1.1 The inobservance by the ASSIGNORS and/or the INTERVENOR regarding the commitment above undertaken, shall cause to the breach party, individually, to pay a compensatory fine, equivalent to US$ 1,000,000.00 (one million American dollars), to be collected through executive procedure, according to the applicable law.


            8.1.2. The breach by the ASSIGNORS and/or the INTERVENOR, related to clause 8 above, may be proved through a simple evidence, by any means, of the performance of the ASSIGNORS and/or the INTERVENOR, personally or through third parties, in the hamburger fast food system.

             8.1.3. The parties hereby acknowledge and accept that the
                    pecuniary fine above agreed shall not constitute a sufficient reparation to the infringement, by the ASSIGNORS and/or the INTERVENOR, third parties or companies incorporated by them or in which any of them participates, of the rule established in this clause 8 and its subclauses. Therefore, and independently of the right of the ASSIGNEE to make use of all the resources available to guard and defend its rights, it is herein agreed that the ASSIGNEE may demand, in such case, to be indemnified by all losses, damages and/or ceasing profits derived from the inobservance, by the ASSIGNORS and/or the INTERVENOR, related to this clause 8, to be verified in a specific proceeding, and paid independently of the fine to which they are submitted to, according to subclause 8.1.1.



                           9 - THE NOTICES

9.1. Any notice to be given, regarding this Contract, shall be considered as effective if delivered by fax or letter, in any case with confirmation of reception and copy, from the ASSIGNORS to the ASSIGNEE, and from the ASSIGNEE to any of the ASSIGNORS or to the INTERVENOR, obliging all of them, in the following addresses:

          ASSIGNORS:    Rucker Holdings Corporation
                        Omar Hodge Building, Wickham's Cay,
                        Road Town, Tortola, BVI
                        Att: Rosa Restrepo
                        Tel.: (1 809) 494-4977
                        Fax:  (1 809) 494-4980

                        Teodoro Henrique da Silva
                        Rua Ribeirao Branco 333, Vila Oratoria
                        Sao Paulo, SP - Brazil
                        Tel.: (5511) 820-0828
                        Fax: (5511) 820-3763

          INTERVENOR:   Teodoro Henrique da Silva Jr.
                        Rua Ribeirao Branco 333, Vila Oratoria
                        Sao Paulo, SP - Brazil
                        Tel.: (5511) 820-0828
                        Fax: (5511) 820-3763

          ASSIGNEE:     Brazil Fast Food Corp
                        Praia do Flamengo 200/22th floor
                        Flamengo - Rio de Janeiro - RJ - Brazil
                        Att.: Mr. Pieter J. F. van Voorst Vader or Mr.
                        Rogerio C. L. Braz
                        Tel: (5521) 285-2424
                        Fax: (5521) 205-5768



                      10 - GENERAL DISPOSITIONS

10.1. The nullity or invalidity of any of the clauses herein agreed shall not cause any harm to the validity and enforceability of all of the other dispositions, which shall be strictly observed and accomplish by the parties. The parties herein undertake to endeavor their best efforts to have all the dispositions duly valid and enforceable, with the same effects and purposes of the ones which were considered either null or void.

10.2. This Contract and its Exhibits reflect the whole operation as it has been agreed by the parties, and constitute an integral agreement between them, relating to all the information herein expressed, superseding, therefore, any and all previous agreements or negotiation, either oral or written, with reference to the object of this Contract.

10.3. This Contract represents the parties' will, and there is no other commitment which may not be herein foreseen, being understood that this Contract can only be changed or amended in writing, by the parties' mutual agreement.

10.4. This Contract is made in both Portuguese and English languages, being understood that, in case of any doubt, the Portuguese version shall prevail.

10.5. This Contract and the rights and obligations herein established are irrevocable, and shall be binding upon and shall inure to the benefit of the respective administrators, successors and assigns of the Parties hereto

10.6 This Agreement and obligations herein established shall be construed under the laws of the Federative Republic of Brazil, as well as the legal relations between the Parties. The Court of the city of Rio de Janeiro, RJ, Brazil will have jurisdiction.

10.7. Each party shall be responsible for all the costs related to the respective counsels and/or professionals hired for the execution of the documents and verification necessary to the implementation of this Contract and its purposes.

10.8. The Company is present to this act and, through its legal representative, declares not to have any objection to this operation, nor to be acquainted to any act which could impede or obstruct the determinations and rules herein agreed.

10.9 The INTERVENOR declares to know and to agree to all the dispositions herein expressed, undertaking to observe and accomplish with all of them, specially the ones related to clauses 6 and 8, and their subclauses.

10.10 The following Exhibits are to be considered as part of this Contract, for all the purposes and effects herein agreed:

      Exhibit 1 - Balance Sheet prepared in Dec. 31st, 1995

      Exhibit 2 - Balance Sheet as of April 30th, 1996

      Exhibit 3 - Relation of all of the suits, execution and/or labor proceedings against the Company, administrative and/or judicial procedures, in any court or jurisdiction

      Exhibit 4 - Relation of all the infraction records or penalties applied to the Company, related to any of the Company's stores

      Exhibit 5 - Relation of all taxes, contributions and charges, related to the stores, which were not paid in time

      Exhibit 6 - The revocation of all the powers of attorney granted to third parties by the Company

(Continuation of the AGREEMENT FOR THE ASSIGNMENT AND TRANSFER OF QUOTAS, executed between Rucker Holdings Corporation, Mr. Teodoro Hemrique da Silva, Mr. Teodoro Henrique da Silva Jr. and Brazil Fast Food Corp)


IN WITNESS WHEREOF, the Parties have executed this Contract in the places and dates hereunder mentioned, in 3 (three) original counterparts, for the same effect, in the presence of two (2) witnesses.


ASSIGNORS:    RUCKER HOLDINGS CORPORATION

              ________________________________________________
              By: Isabel Cristina Cioffi da Silva
              Title: Attorney in Fact
              Executed in (place):
              Date:
              Witnesses:
              1. _______________________________________________
                   Name:
                   I.D.:
              2. ________________________________________________
                   Name:
                   I.D.:


              __________________________________________________
                        Teodoro Henrique da Silva
              Executed in (place):
              Date:
              Witnesses:
              1. _______________________________________________
                   Name:
                   I.D.:
              2. ________________________________________________
                   Name:
                   I.D.:


ASSIGNEE:     BRAZIL FAST FOOD CORP.

              __________________________________________________
              By: Pieter J. F. van Voorst Vader / Rogerio Carlos Lamin Braz Executed in (place):
              Date:
              Witnesses:
              1. _______________________________________________
                   Name:
                   I.D.:
              2. ________________________________________________
                   Name:
                   I.D.:

(Continuation of the AGREEMENT FOR THE ASSIGNMENT ANd TRANSFER OF QUOTAS, executed between Rucker Holdings Corporation, Mr. Teodoro Hemrique da Silva, Mr. Teodoro Henrique da Silva Jr. and Brazil Fast Food Corp)


INTERVENOR:     __________________________________________________
                      Teodoro Henrique da Silva Jr.

                Executed in (place):
                Date:
                Witnesses:
                1. ______________________________________________
                        Name:
                        I.D.:
                2. ______________________________________________
                        Name:
                        I.D.:


2nd INTERVENOR: BIGBURGER GOIANIA LANCHONETES LTDA.

              ________________________________________________
              By:
              Title:
              Executed in (place):
              Date:
              Witnesses:
              1. _______________________________________________
                   Name:
                   I.D.:
              2. ________________________________________________
                   Name:
                   I.D.: